Jan 28, 2008 09:45 ET
Innova Robotics & Automation Mourns the Loss of CEO Eugene Gartlan

FORT MYERS, FL--(Marketwire - January 28, 2008) - With sadness and deep regret, Innova Robotics & Automation (OTCBB: INRA) today announced that its CEO, Eugene Gartlan, passed away on January 25, 2008, following a brief illness. A resident of Naples, Florida, Mr. Gartlan was highly regarded in the finance and publishing industries for his professional capabilities, leadership and generosity of spirit.

"We are deeply saddened by Gene's untimely death and join the company's management and employees in expressing our sympathy to his family, who now bear such a great loss," said Charles House, Chairman of the Board. "While we mourn his passing, we are fortunate to have known him as a friend and business colleague and we are grateful for all his contributions."
Innova's Board of Directors has authorized Lloyd Spencer, president and CEO of Innova subsidiary, CoroWare, to act as interim CEO until the board determines Mr. Gartlan's successor.

Prior to assuming the role of Chief Executive Officer, Mr. Gartlan served as Innova's Executive Director of Strategic Development and Chief Financial Officer. Mr. Gartlan's exceptional career included executive-level positions at a number of large international publishing companies and leading financial firms, including CFO for The Thomson Corporation - Information Publishing Group, CFO at International Data Group, CFO at Moody's Investors Service and CFO of Maxwell Macmillan International Publishing Co. Mr. Gartlan was a Certified Public Accountant with Price Waterhouse in the earlier part of his career.

"Speaking for all of the employees of CoroWare, we send our most heartfelt condolences to his wife and family," said Lloyd Spencer, president and CEO of CoroWare. "We will all miss Gene's guidance, leadership and boundless energy."
About Innova Robotics & Automation, Inc.

Fort Myers, Fla.-based Innova Robotics & Automation (OTCBB: INRA) pioneers innovative solutions for customers in the software, aerospace, research, and service industries. The Company is chartered to continue expanding its growing suite of technologies through acquisitions and organic growth. Visit Innova online at www.innovaroboticsautomation.com.

About CoroWare
CoroWare, an Innova Robotics & Automation company, is a software and software professional services provider and mobile robotics integrator that delivers high value services and innovative solutions to maximize technology investments and achieve customers' goals. CoroWare has depth of knowledge and breadth of experience in developing software and solutions for mobile service robotics and business automation through products that include the CoroBot product line. For more information, please visit www.coroware.com.

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Press Contact:
Kami Noland
CoroWare
knoland@coroware.com
(800) 641-2676 x728